Exhibit 3

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is entered into as of June 30, 2003, among (i) OnCure Medical Corp., a Delaware corporation (the “Company”); (ii) the persons and/or entities listed as Common Holders on Schedule I and any additional person and/or entity that, after the date hereof, acquires shares of Common Stock (defined below) and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto (collectively, the “Common Stockholders”); (iii) the persons and/or entities listed as Series A Stockholders on Schedule I attached hereto (the “Series A Stockholders”); (iv) the persons and/or entities listed as Series B Stockholders on Schedule I (the “Series B Stockholders”); and (v) the persons and/or entities listed as Series C-1 Stockholders on Schedule I (the “Series C-1 Stockholders”). The names and addresses of all parties to this Agreement are set forth on Schedule I.

WHEREAS, the Company concurrently herewith is issuing to the Series A Stockholders an aggregate of 10,834 shares of the Company’s Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”), pursuant to the Restructuring Agreement dated as of June 30, 2003 among the Company and the persons signatories thereto (the “Restructuring Agreement”);

WHEREAS, the Company concurrently herewith is issuing to the Series B Stockholders an aggregate of 150,325 shares of the Company’s Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), pursuant to the Restructuring Agreement;

WHEREAS, the Company concurrently herewith is issuing to certain of the Series C-1 Stockholders an aggregate of 77,200 shares of the Company’s Series C-1 Convertible Preferred Stock, $.001 par value per share (the “Series C-1 Preferred Stock”), pursuant to the Restructuring Agreement;

WHEREAS, one of the Series C-1 Stockholders, Laurel Holdings II, L.L.C. (“Laurel Holdings”), is purchasing, concurrently herewith, an aggregate of 240,000 shares of Series C-1 Preferred Stock pursuant to the Securities Purchase Agreement of even date herewith among the Company, certain of the Company’s subsidiaries and Laurel Holdings (the “Securities Purchase Agreement”);

WHEREAS, in order to induce the Series A Stockholders, Series B Stockholders and certain of the Series C-1 Stockholders to agree to a capital restructuring of the Company and one of the Series C-1 Stockholders to make a new investment in the Company, the Company has agreed with the parties hereto to enter into this Stockholders Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings (such meanings shall be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliate” means, as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

“Amended and Restated Charter” shall have the meaning ascribed to such term in Section 7 below.

“Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Charter” means the certificate of incorporation of the Company, as may be amended and/or restated from time to time.

“Closing Date” means June 30, 2003.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Company, as constituted as of the date of this Agreement.

“Company Sale Transaction” means (i) an acquisition of the Company by another Person (other than Laurel Holdings or any of its Affiliates or transferees) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or in which the stockholders of the Company immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving corporation immediately thereafter, (ii) a sale of all or substantially all of the assets of the Company or (iii) any liquidation or dissolution of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“fully-diluted basis” — For purposes of this Agreement, when a given number of shares of Common Stock held or outstanding is to be determined on a “fully-diluted basis”, such number shall include shares of Common Stock deemed to be held or outstanding assuming the exercise by the holder(s) thereof of all options (whether vested or unvested but excluding all stock options issued prior to the Closing Date), warrants or other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock, and then the conversion and exchange by such holder(s) of all securities of the Company convertible into or exchangeable for Common Stock.

“Holder” means each of the Common Stockholders, Series A Stockholders, Series B Stockholders and Series C-1 Stockholders.

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“Person” shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Holder” means each of the Series A Stockholders, Series B Stockholders and Series C-1 Stockholders.

“Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Qualified Offering” shall mean a firm commitment underwritten public offering of shares of the Company’s Common Stock in which (i) the aggregate net proceeds to the Company are at least $60 million and (ii) the price paid by the public for such shares is at least $.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock).

“Qualified Transferee” of a Preferred Holder means any Person (i) who is a Preferred Holder, (ii) who is an “affiliated person” of a Preferred Holder, as that term is defined in the Section 2(a)(3) of the Investment Company Act of 1940, as amended or (iii) who is a partner of a Preferred Holder that is a limited partnership or who is a member of a Preferred Holder that is a limited liability company.

“Shares” shall mean and include all shares of Common Stock and Preferred Stock of the Company owned by the Stockholders, whether presently held or hereafter acquired.

“Stockholders” means the Common Stockholders, Series A Stockholders, Series B Stockholders and Series C-1 Stockholders.

“Voting Stock” means all classes and series of capital stock of the Company entitled to vote in the election of directors.

“Warrant” means the Series C-1 Preferred Stock Purchase Warrant issued to Laurel Holdings pursuant to the Securities Purchase Agreement.

2. Sales and other Transfers of Shares by Holders.

(a) Prohibited Transfers. Each Holder shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, any Shares owned (including any shares beneficially owned) by it except in compliance with the terms of this Agreement. The Company (or its transfer agent) shall not transfer on the books of the Company any shares of the Company’s capital stock that are subject to this Agreement unless the provisions hereof have been complied with in full. Any purported transfer by a Holder of capital stock of the Company without full compliance with the provisions of this Agreement shall be null and void.

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(b) Permitted Transfers. Anything herein to the contrary notwithstanding, the provisions of Sections 3 and 4 shall not apply to: (a) any transfer of Shares by a Holder that is a natural person by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the benefit of such members; (b) any transfer of Shares by a Holder that is a natural person to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; (c) any transfer of Shares by a Holder that is a limited partnership to its partners (and, to the extent that any of such partners is a limited partnership or limited liability company, to the partners or members of such partner); (d) by a Holder that is a limited liability company to its members (and, to the extent that any of such members is a limited partnership or limited liability company, to the partners or members of such member); (e) by a Holder to any “affiliated person”, as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended, of such Holder; (f) any sale of Common Stock in a public offering pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission; (g) any repurchase of shares of Common Stock from officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment; (h) the sale or other transfer of all Shares then owned by a Holder that is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (or that would be an “investment company” in the absence of the exceptions set forth in Sections 3(a)(1) and 3(a)(7) thereof), or is a private investment partnership, in a single transaction or a series of related transactions involving the sale by the Holder of its entire portfolio of equity and other investment securities; and (i) any repurchase of shares of Series A Preferred Stock from DVI Financial Services Inc. by the Company pursuant to the Restructuring Agreement. In the event of any such permitted transfer, other than pursuant to subsection (f) above, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement.

3. Right of First Refusal on Dispositions by the Holders.

(a) Right of Preferred Holders (and Their Qualified Transferees). If at any time a Holder wishes to sell, assign, transfer or otherwise dispose of any or all Shares owned by him pursuant to the terms of a bona fide offer received from a third party, such Holder (the “Selling Holder”) shall submit a written offer to sell such Shares (the “Offered Shares”) to the Preferred Holders and the Company on terms and conditions, including price, not less favorable to the Preferred Holders and the Company than those on which the Selling Holder proposes to sell such Shares to such third party (the “Offer”). The Offer shall disclose the identity of the proposed purchaser or transferee (the “Offeree”) , the Shares proposed to be sold or transferred, the agreed terms of the sale or transfer, including price, and any other material facts relating to the sale or transfer. Each Preferred Holder shall have the right to purchase, on the same terms

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and conditions set forth in the Offer, some or all of its pro rata amount of the Offered Shares, which amount shall equal the aggregate number of Offered Shares multiplied by a fraction, the numerator of which shall be the number of shares of the Common Stock owned by such Preferred Holder, calculated on a fully-diluted basis, and the denominator of which shall be the aggregate number of shares of Common Stock owned by all Preferred Holders, calculated on a fully-diluted basis. Any Preferred Holder may transfer to one or more Qualified Transferees all or any part of such Preferred Holder’s right to purchase its pro rata amount of the Offered Shares. In the event a Preferred Holder (together with its Qualified Transferees, if any) does not wish to purchase all of its pro rata amount of the Offered Shares, then any Preferred Holder that (along with its Qualified Transferees, if any) has elected to purchase its entire pro rata amount shall have the right (which may be transferred in whole in or in part to one or more Qualified Transferees) to purchase, on a pro rata basis with any other Preferred Holders that have elected (along with their Qualified Transferees, if any) to purchase their entire pro rata amounts, any Offered Shares not purchased by a Preferred Holder (such shares being “Unsubscribed Shares”). Each Preferred Holder (and its Qualified Transferees, if any) may elect to purchase Offered Shares (including any Unsubscribed Shares) in accordance with the terms hereof by giving written notice to the Selling Holder and the Company within twenty (20) days of such Preferred Holder’s receipt of the Offer (an “Purchase Election Notice”). The Purchase Election Notice shall state the total number of Offered Shares which such Preferred Holder or Qualified Transferee is electing to purchase. In the event that a purchase election is being made by a Qualified Transferee, the Purchase Election Notice shall have attached to it a copy of the written transfer documentation from the Preferred Holder to such Qualified Transferee, evidencing in sufficient detail the extent to which such Preferred Holder’s purchase rights in connection with the Offer were transferred to Qualified Transferee. Each Purchase Election Notice, when taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the purchase by such Preferred Holder or Qualified Transferee, as the case may be, of the maximum number of Offered Shares elected to be purchased by such Preferred Holder or Qualified Transferee, as the case may be, as are available for purchase by such Preferred Holder or Qualified Transferee, as the case may be, in accordance with the terms of this Section 3.

(b) Contingent Right of Company. If for any reason the Preferred Holders (and their Qualified Transferees, if any) do not exercise their right pursuant to Section 3(a) above to purchase all of the Offered Shares, the Company shall have the right to purchase, on the same terms and conditions set forth in the Offer, all of the Offered Shares that are not purchased by the Preferred Holders and their Qualified Transferees pursuant to this Section 3. The Company may elect to purchase Offered Shares subject to and in accordance with the terms hereof by giving written notice to the Selling Holder and the Preferred Holders within twenty (20) days of the Company’s receipt of the Offer (a “Company Election Notice”). The Company Election Notice shall state the total number of Offered Shares that the Company is electing to purchase, subject to the purchase right of the Preferred Holders and their Qualified Transferees set forth in Section 3(a). Each Company Election Notice, when taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the purchase by the Company of the maximum number of Offered Shares elected to be purchased by the Company as are available for purchase by the Company in accordance with the terms of this Section 3.

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(c) Closings; Permitted Disposition by Selling Holder. Each Closing on a purchase and sale of Offered Shares pursuant to Sections 3(a) or 3(b) above shall take place at the Company’s principal offices at mutually-agreeable times not later than forty-five (45) days after the date of the Offer. In the event that the Preferred Holders (and their Qualified Transferees, if any) and the Company, taken together, do not purchase all of the Offered Shares pursuant to and within forty-five (45) days after the date of the Offer, the Selling Holder may sell or otherwise transfer to the Offeree at any time within 90 days after the date of the Offer, any Offered Shares that were not so purchased by the Preferred Holders (and their Qualified Transferees, if any) and the Company upon the exercise of the rights set forth in Sections 3(a) and 3(b) above; provided, however, that any such sale or other transfer to the Offeree shall be subject to the Selling Holder’s compliance with the co-sale requirements set forth in Section 4 below. Any such sale to the Offeree shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than those specified in the Offer. Any Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section 3.

4. Right of Participation in Sales by Holders. In connection with any sale, assignment, transfer or other disposition of Shares by a Selling Holder to an Offeree, each Preferred Holder shall have the right to require, as a condition to such sale or disposition, that the Offeree purchase from said Preferred Holder, at the same price per share and on the same terms and conditions as set forth in the Offer, that number of shares as is equal to such Preferred Holder’s Co-Sale Fraction (defined below). Each Preferred Holder so wishing to participate in any such sale or disposition shall give written notice to the Selling Holder and the Company of such intention as soon as practicable after receipt of the Offer made pursuant to Section 3, and in all events within twenty (20) days after receipt thereof. The Selling Holder and/or each participating Preferred Holder shall sell to the Offeree all, or at the option of the Purchaser, any part of the shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Offeree than those originally offered; provided, however, that if the Offeree elects to purchase fewer than all of the Shares set forth in the Offer, then the number of shares to be sold to the Offeree by each of the Selling Holder and any participating Preferred Holder shall be reduced proportionally. The Selling Holder shall use its best efforts to obtain the agreement of the Offeree to the participation of the participating Preferred Holders in the contemplated sale, and shall not sell any Shares to such Offeree if such Offeree declines to permit the participating Preferred Holders to participate pursuant to the terms of this Section 4. The provisions of this Section 4 shall not apply to the sale of any Shares by a Holder to a Preferred Holder pursuant to an Offer under Section 3. The “Co-Sale Fraction” of each Preferred Holder participating in the sale or other disposition of shares to the Offeree pursuant to this Section 4 shall equal the product obtained by multiplying (a) the aggregate number of Shares to be purchased by the Offeree by (b) a fraction, the numerator of which shall be the number of shares of the Common Stock owned by such Preferred Holder, calculated on a fully diluted basis, and the denominator of which shall be the aggregate number of shares of Common Stock owned by the Selling Holder and all other Preferred Holders electing to participate in such sale or other distribution, calculated on a fully-diluted basis.

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5. Election of Directors.

Each of the parties hereto agrees to vote all voting securities of the Company now owned or hereafter acquired by such party (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors, subject to and to the extent permitted pursuant to the Company’s certificate of incorporation, the following:

(a) two (2) persons, elected by all of the stockholders of the Company, voting as one class, one of whom shall be the then-serving chief executive officer of the Company (the “CEO”), and who initially shall be Jeffrey A. Goffman, and the other shall be an independent person designated by mutual agreement of the CEO and the Board of Directors, and who initially shall be Stanley S. Trotman, Jr.;

(b) two (2) persons, elected by the holders of the Series B Preferred Stock, voting separately as one class (the “Series B Directors”), provided that (i) for so long as Crossbow Venture Partners, LP (“Crossbow”) holds shares of Series B Preferred Stock in an amount at least equal to 25% of the number of shares of Series B Preferred Stock issued to Crossbow on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then one of the Series B Directors shall be a designee of Crossbow, who initially shall be Matthew W. Shaw, and (ii) for so long as stockholders of Florida Radiation Oncology Group (“FROG”) collectively hold shares of Series B Preferred Stock in an amount at least equal to 25% of the aggregate number shares of Series B Preferred Stock issued to the stockholders of FROG on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then one of the Series B Directors shall be a designee of FROG, who initially shall be Shyam B. Paryani, M.D.; and

(c) five (5) persons, elected by the holders of the Series C-1 Preferred Stock, voting separately as one class (the “Series C-1 Directors”), provided that (i) for so long as Laurel Holdings holds shares of Series C-1 Preferred Stock in an amount at least equal to 25% of the number of shares of Series C-1 Preferred Stock issued to Laurel Holdings on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), then all of the Series C-1 Directors shall be designees of Laurel Holdings; and further provided that (ii) for so long as Laurel Holdings holds shares of Series C-1 Preferred Stock in an amount at least equal to 5% but less than 25% of the number of shares of Series C-1 Preferred Stock issued to Laurel Holdings on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for these purposes, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant), then three of the Series C-1 Directors shall be designees of Laurel Holdings. The initial designees of Laurel Holdings shall be David P. Malm, Peter R. Gates and Jeffrey T. Ward (it being understood that the Laurel Holdings initially will leave the remaining two board seats vacant, without

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prejudice to its right to nominate and/or elect persons to fill such board seats at any time, which rights it may exercise in its sole discretion);

provided however, that notwithstanding the foregoing and in accordance with the Charter, (1) the holders of the Series B Preferred Stock, voting separately as one class, shall not be entitled (by such series vote) to elect directors to the Board of Directors in the event that less than 10% of the aggregate shares of Series B Preferred Stock issued by the Corporation remain outstanding, and (2) the holders of the Series C-1 Preferred Stock, voting separately as one class, shall not be entitled (by such series vote) to elect directors to the Board of Directors in the event that less than 10% of the aggregate shares of Series C-1 Preferred Stock issued by the Corporation remain outstanding (but such holders in each case shall remain entitled to vote in the election of directors with all other stockholders of the Company).

Each of the parties further covenants and agrees to vote, to the extent possible, all voting securities of the Company now owned or hereafter acquired by such party so that the Company’s Board of Directors shall consist of no more than nine (9) members.

In the absence of any designation from the persons or groups so designating directors as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

Subject to the fiduciary obligations of each member of the Board of Directors, no party hereto shall vote to remove any member of the Board of Directors designated and/or elected in accordance with the aforesaid procedure unless the persons or groups so designating and/or electing such director as specified above so vote or direct that such director shall be removed, and in such event, all parties hereto shall vote in favor of the removal of such director.

Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 5 shall be filled by another person designated and/or elected in a manner so as to preserve the constituency of the Board of Directors as provided above.

6. Drag Along Right.

(a) In General. In the event that the Board of Directors of the Company and the holders of a majority of the shares of Common Stock held by all Series C-1 Stockholders, calculated on an as-converted basis (such majority, the “Requesting Series C-1 Stockholders”), approve a Company Sale Transaction (an “Approved Sale Transaction”), the Corporation, if so requested by the Requesting Series C-1 Stockholders, promptly shall deliver a notice to all Stockholders stating that the Company and the Requesting Series C-1 Stockholders propose to effect such Approved Sale Transaction and that the Requesting Series C-1 Stockholders are invoking their rights under this Section 6, and further specifying the name and address of the proposed parties to such transaction and the consideration payable in connection therewith (such notice, a “Sale Transaction Notice”). Subject to the provisions of subsections (c) and (d) below, at any time after seven (7) days following receipt of a Sale Transaction Notice, each Stockholder

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agrees to vote all Voting Stock now or hereafter owned or controlled by it and to take all actions with respect to such Voting Stock in accordance with the following provisions of this Section 6.

(b) Presence at Stockholders Meetings, Voting, Etc. In connection with any Approved Sale Transaction, each Stockholder agrees, subject to the limitations set forth in Section 6(c), as follows: (a) to be present, in person or by proxy, at any duly noticed stockholder meeting at which an Approved Sale Transaction will be voted upon, and to be counted for the purposes of determining the presence of a quorum at any such meeting; (b) to vote (in person, by proxy or by action by written consent, as applicable) all shares of Voting Stock owned or controlled by it in favor of such Approved Sale Transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale Transaction; and (c) to execute all related documentation to consummate the Approved Company Sale Transaction, including, without limitation, a stock purchase agreement, as may reasonably be requested by the Company. If a Stockholder fails or refuses to vote or sell his Stock as required by this Section 6, then such party hereby irrevocably constitutes and appoints Laurel Holdings and any representative or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Stockholder and in the name of such Stockholder or in its own name, for the purpose of carrying out the terms of this Section 6, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 6. Such Stockholder hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

(c) Limitations on Holders’ Obligations. Each Stockholder’s obligations under Section 6(b) shall be subject to the following limitations: (i) no Stockholder shall be required to make any representations or warranties or covenants specific to such Stockholder in connection with such transaction other than representations and warranties as to (A) such Stockholder’s ownership of its capital stock to be transferred free and clear of all liens, claims and encumbrances; (B) such Stockholder’s power and authority to effect such transfer, and (C) such matters pertaining to compliance with securities laws as the transferee may reasonably require; (ii) no Stockholder shall be required to enter into any non-competition covenant or the like; (iii) such transaction shall not impose greater duties or obligations on any Stockholder over another without such Stockholder’s consent; (iv) each Stockholder shall participate in such transaction under the same terms and conditions (including as to the form of the consideration to be received), provided that the amount of consideration to be received by the Stockholders may be determined in accordance with the terms of the certificate of incorporation of the Company as then in effect; (v) no Stockholder shall be required to enter into any indemnification obligations or the like for an amount that is greater than the net proceeds (including the value of any securities received in exchange for securities of the Company) such Stockholder receives in connection with such Company Sale Transaction and (vi) in the event that a fairness opinion has been requested in accordance with the provisions of subsection (d) below, the Company shall have received a fairness opinion in substance that the Approved Sale Transaction is fair from a financial point of view to the stockholders of the Company.

(d) Right to Require Fairness Opinion. Within seven (7) days following receipt of a Sale Transaction Notice, the holder or holders of a majority of the voting power of

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the Series A Preferred Stock and Series B Preferred Stock, voting or consenting as a single class, may by written notice to the Company request that the Company obtain a fairness opinion in connection with the Approved Sale Transaction. Upon receipt of any such notice, the Company shall promptly retain an independent, nationally-recognized investment bank, which investment bank shall be reasonably satisfactory to the Series C-1 Requesting Stockholders holding a majority of the shares of Series C-1 Preferred Stock held by all Series C-1 Requesting Stockholders, for the purpose of rendering a fairness opinion with respect to the Approved Sale Transaction. All fees and expenses of such investment bank shall be borne by the Company.

(e) Waiver and Termination of Drag-Along Right. Notwithstanding anything herein to the contrary, (i) application of this Section 6 to any Approved Sale Transaction may be waived at any time by the Requesting Series C-1 Stockholders upon written notice to such effect to the Company and the Stockholders, and (ii) this Section 6 shall terminate at such time that Laurel Holdings holds shares of Series C-1 Preferred Stock in an aggregate amount less than 25% of the number of shares of Series C-1 Preferred Stock issued to Laurel Holdings on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and including, for this purpose, all shares of Series C-1 Preferred Stock issuable upon exercise of the Warrant).

7. Filing of Amended and Restated Certificate of Incorporation. The Company agrees to use commercially reasonable efforts to obtain the requisite stockholder approval of and authorization for the filing of an Amended and Restated Certificate of Incorporation of the Company to reflect (i) a reverse split of the shares of the outstanding capital stock of the Company; (ii) an increase in the number of authorized shares of Common Stock at least sufficient to allow for the conversion of all outstanding shares of Preferred Stock on a one-for-one basis; (iii) the elimination of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series H Preferred Stock; and (iv) such other amendments and modifications as may be necessary or appropriate, in case of each of (i), (ii), (iii) and (iv) on terms approved by a majority of the Board of Directors, which majority shall include two-thirds or more of the directors elected solely by the holders of the Series C-1 Preferred Stock, voting separately as one class (the “Amended and Restated Charter”), and subject to such requisite stockholder approval, to file the Amended and Restated Charter, properly executed and otherwise in proper form, with the Secretary of State of the State of Delaware promptly upon the effectiveness of the termination of the registration of the Common Stock under Section 12(g) of the Exchange Act, pursuant to the Form 15 filed by the Company with the Securities and Exchange Commission on or about May 9, 2003 (the “Form 15”) and in no event later than August 15, 2003. The Company covenants and agrees that it will not withdraw or modify its Form 15 unless, in the opinion of Company counsel, any failure to do so would result in a violation of the Exchange Act or the rules promulgated thereunder, but in no event shall the Company take any action to withdraw or otherwise modify its Form 15 without prior written notice to the Series C-1 Stockholders. In connection with any proposed stockholder action to approve the Amended and Restated Charter, each Stockholder agrees to be present, in person or by proxy, at any duly noticed stockholder meeting at which the proposal to adopt the Amended and Restated Charter will be voted upon, and to be counted for the purposes of determining the presence of a quorum at any such meeting, and to vote (in person, by proxy or by action by written consent, as applicable) all shares of

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Voting Stock owned or controlled by it in favor of such proposal to approve the Amended and Restated Charter and in opposition of any and all other proposal that could reasonably be expected to delay or impair the ability of the Company to approve and file the Amended and Restated Charter. If a Stockholder fails or refuses to vote or sell its Stock as required by this Section 7, then such party hereby irrevocably constitutes and appoints Laurel Holdings and any representative or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Stockholder, and in the name of such Stockholder or in its own name, for the purpose of carrying out the terms of this Section 7, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 7. Such Stockholder hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

8. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the earliest to occur of the following: (i) a Qualified Offering; or (ii) a Company Sale Transaction.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, if to each Stockholder at his respective address set forth on Schedule I hereto or on the Instrument of Accession pursuant to which he became a party to this Agreement, and if to the Stockholders, at their respective addresses set forth on Schedule I hereto or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 9.

10. Lock-up Agreement. Each of the Stockholders hereby agrees in connection with a Qualified Offering, upon the request of the principal underwriter managing such offering, not to sell publicly any shares of capital stock of the Company now owned or hereafter acquired by him and subject to this Agreement without the prior written consent of such underwriter for a period of time (not to exceed one hundred and eighty (180) days for the first Qualified Offering after the date of this Agreement and not to exceed ninety (90) days for any subsequent registered public offering of the Company’s Common Stock) from the consummation of such Qualified Offering as the underwriter may specify, in all events subject to the provisions of Section 11(g) of a certain Registration Rights Agreement dated as of the date hereof.

11. Failure to Deliver Shares. If a Holder becomes obligated to sell any Shares owned by such Holder to a Preferred Holder or a Qualified Transferee under this Agreement and fails to deliver such shares in accordance with the terms of this Agreement, such Preferred Holder may, at its option, in addition to all other remedies it may have, send to the Company for the benefit of such Holder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to said Holder, (a) shall cancel on its books the certificate(s) representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of such Holder, a new certificate(s) representing such Shares, and thereupon all of said Holder’s rights in and to such shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under

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Section 3. If a Holder transfers any shares to an Offeree or any other Person in violation of this Agreement, the Company may, at the election of a majority of the disinterested members of the Board of Directors, cancel on the books of the Company any shares of capital stock then held by such Holder, and any such breaching Holder agrees to purchase from such Offeree or other Person any shares of capital stock equal to the amount so transferred in violation of this Agreement.

12. Sufficient Authorized and Reserved Shares. The Company agrees to use commercially reasonable efforts to obtain the requisite stockholder approval of and authorization for the filing of such amendments to the Charter and take such other actions as may be reasonable and necessary from time to time to ensure that the Company has authorized and reserved sufficient shares of Preferred Stock and Common Stock to enable the Company to satisfy its obligations with respect to the issuance of such shares in accordance with the terms of the Charter and/or the Securities Purchase Agreement. In connection with any proposed stockholder action to approve any amendment to the Charter for such purposes, each Stockholder agrees to be present, in person or by proxy, at any duly noticed stockholder meeting at which the proposal to adopt such amendment will be voted upon, and to be counted for the purposes of determining the presence of a quorum at any such meeting, and to vote (in person, by proxy or by action by written consent, as applicable) all shares of Voting Stock owned or controlled by it in favor of such proposal to approve such amendment and in opposition of any and all other proposal that could reasonably be expected to delay or impair the ability of the Company to approve and file such amendment.

13. Manner of Voting; Grant of Proxy. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law. Should the provisions of this Agreement by construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

14. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

15. Legend. The certificates representing the Shares shall bear on their face a legend indicating the existence of the restrictions imposed hereby.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter.

17. Waivers and Further Agreements. Any of the provisions of this Agreement (except Sections 5 and 6) may be waived by an instrument in writing executed and delivered by Stockholders holding a majority of the shares of Common Stock held by all Stockholders, calculated on a fully-diluted basis. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that

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provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Notwithstanding the foregoing, no waiver approved in accordance herewith shall be effective if and to the extent that such waiver grants to any one or more Holders any rights more favorable than any rights granted to all other Holders or otherwise treats any one or more Holders differently than all other Holders.

18. Amendments. This Agreement may not be amended except by an instrument in writing executed by (i) the Company and (ii) the holders of a majority of the voting power of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock held by the Common Stockholder, Series A Stockholder, Series B Stockholders and Series C-1 Stockholders, voting or consenting as a single class; provided, however, that, in addition to the foregoing, (a) any amendment to or adversely affecting the rights set forth in Section 5(b)(i) shall require the written consent of Crossbow; (b) any amendment to, or adversely affecting the rights set forth in, Section 5(b)(ii) shall require the written consent of FROG; (c) any amendment to, or adversely affecting the rights set forth in, Section 5(c) shall require the written consent of Laurel Holdings; (d) any amendment to Section 6 shall require the written consent of the holders of a majority of the voting power of the Series C-1 Preferred Stock, voting or consenting as a single class; and (e) any amendment hereto that adversely affects the rights or obligations of any Common Stockholder, Series A Stockholder, Series B Stockholder or Series C-1 Stockholder, without adversely affecting the rights or obligations of all Common Stockholders, Series A Stockholders, Series B Stockholders or Series C-1 Stockholders, as the case may be, in a similar manner shall be effective against such Common Stockholder, Series A Stockholder, Series B Stockholder or Series C-1 Stockholder, as the case may be, only if such Common Stockholder, Series A Stockholder, Series B Stockholder or Series C-1 Stockholder has consented to such amendment in writing.

19. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

20. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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23. Governing Law; Exclusive Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The exclusive forum in any and all actions and proceedings related to this Agreement shall be the state and federal courts in and for the State of Delaware, which courts shall have exclusive personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

24. Additional Parties. The Company may require any person or entity that purchases or otherwise acquires shares of Common Stock from the Company after the date hereof to, as a condition to the purchase or other acquisition of such shares (except in a case of any registered public offering of Common Stock), become a party to this Agreement by signing and delivering to the Company an Instrument of Accession substantially in the form of Schedule II hereto. Upon such purchase or other acquisition of shares of Common Stock from the Company in accordance with the terms of all applicable agreements and the execution and delivery by such person or entity of such Instrument of Accession, and the acceptance thereof by the Company, such person or entity shall be deemed a Common Stockholder hereunder, and Schedule I hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect that such person or entity is a Common Stockholder hereunder.

25. Conversion of Preferred Stock. Each Preferred Stockholder hereby agrees not to exercise prior to the close of business on August 15, 2003 any rights of conversion with respect to any shares of Preferred Stock owned or controlled by such Preferred Stockholder.

26. Board Observation Right. For so long as stockholders of FROG collectively hold shares of Series B Preferred Stock in an amount at least equal to 25% of the aggregate number shares of Series B Preferred Stock issued to the stockholders of FROG on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Company shall permit a representative of FROG, who initially shall be Dr. John W. Wells, to attend each meeting of the Board of Directors in a non-voting, observer capacity. The Company will send such representative the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors. The Company shall also provide to such representative copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the directors. The Company shall reimburse such representative for all reasonable costs incurred by such representative in connection with traveling to and from and attending meetings of the Board of Directors.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ONCURE MEDICAL CORP.

By:	/s/ JEFFREY A. GOFFMAN
Name: Jeffrey A. Goffman
Title: President and Chief Executive Officer

Signature Page to the Stockholders Agreement

DVI FINANCIAL SERVICES INC.

By:	/s/ RICHARD E. MILLER
Name: Richard E. Miller
Title: President

Signature Page to the Stockholders Agreement

CROSSBOW VENTURE PARTNERS, L.P.

By:	Crossbow Venture Partners Corp., as its general partner

By:	/s/ STEPHEN J. WARNER
Name: Stephen J. Warner
Title: President

Signature Page to the Stockholders Agreement

MERCURIUS BELEGGINGSMAATSCHAPPIG BV

By:	/s/ H.H.F. STIENSTRA
Name: H.H.F. Stienstra
Title: President

Signature Page to the Stockholders Agreement

PARTICIPATIE MAATSCHAPPIJ AVANTI LIMBURG BV

By:	/s/ H.H.F. STIENSTRA
Name: H.H.F. Stienstra
Title: President

Signature Page to the Stockholders Agreement

/s/ JEFFREY A. GOFFMAN
JEFFREY A. GOFFMAN

Signature Page to the Stockholders Agreement

/s/ CHARLES J. JACOBSON
CHARLES J. JACOBSON

Signature Page to the Stockholders Agreement

/s/ GORDON D. RAUSSER
GORDON D. RAUSSER

Signature Page to the Stockholders Agreement

/s/ STANLEY S. TROTMAN, JR.
STANLEY S. TROTMAN, JR.

Signature Page to the Stockholders Agreement

/s/ SHYAM B. PARYANI
SHYAM B. PARYANI

Signature Page to the Stockholders Agreement

/s/ JOHN W. WELLS, JR.
JOHN W. WELLS, JR.

Signature Page to the Stockholders Agreement

/s/ ABHIJIT DESHMUKH
ABHIJIT DESHMUKH

Signature Page to the Stockholders Agreement

/s/ DOUGLAS W. JOHNSON
DOUGLAS W. JOHNSON

Signature Page to the Stockholders Agreement

/s/ SONJA SCHOEPPEL
SONJA SCHOEPPEL

Signature Page to the Stockholders Agreement

/s/ WALTER P. SCOTT
WALTER P. SCOTT

Signature Page to the Stockholders Agreement

LAUREL HOLDINGS II, L.L.C. By: MedEquityCapital, LLC

By:	/s/ PETER R. GATES
Name: Peter R. Gates
Title: Manager

Stockholders Agreement

Schedule I

SCHEDULE OF PARTIES

COMPANY

OnCure Medical Corp. 610 Newport Center Drive, Suite 350 Newport Beach, CA 92660 Attention: President Facsimile: 949-721-6540

COMMON HOLDERS

Crossbow Venture Partners, L.P. One North Clematis Street Suite 501 West Palm Beach, Florida 33401

DVI Financial Services Inc. 2500 York Road Jamison, PA 18929

Mercurius Beleggingsmaatschappig BV Akerstraat 126 6417 AG Heerlen Netherlands

Participatie Maatschappij Avanti Limburg BV Akerstraat 126 6417 AG Heerlen Netherlands

Sonja Schoppel 833 Sorrento Road Jacksonville, FL 32207

Jeffrey A. Goffman 630 Ramona Drive Corona Del Mar, CA 92625

Charles J. Jacobson 2900 Hartley Road Jacksonville, FL 32257

Stockholders Agreement

Shyam B. Paryoni 8001 James Island Trail Jacksonville, FL 32256

Gordon D. Rausser 661 San Luis Road Berkeley, CA 94707

Walter P. Scott 312 Ponte Vedra Blvd. Ponte Vedra Beach, FL 32082

Stanley S. Trotman, Jr. 1222 Moores Hill Road Syosset, NY 11791

John W. Wells, Jr. 6730 Epping Forest Road #101 Woodford, FL 32217

SERIES A STOCKHOLDERS

DVI Financial Services Inc. 2500 York Road Jamison, PA 18929

SERIES B STOCKHOLDERS

Crossbow Venture Partners, L.P. One North Clematis Street Suite 501 West Palm Beach, Florida 33401

Mercurius Beleggingmaatschappig BV Akerstraat 126 6417 AG Heerlen Netherlands

Participatie Maatschappij Avanti Limburg BV Akerstraat 126 6417 AG Heerlen Netherlands

Stockholders Agreement

Abhijit Deshmukh 1901 North First Street #1201 Jacksonville Beach, FL 32250

Douglas W. Johnson 8265 Riding Club Road Jacksonville, FL 32256

Shyam B. Paryani 8001 James Island Trail Jacksonville, FL 32256

Sonja Schoeppel 833 Sorrento Road Jacksonville, FL 32207

Walter P. Scott 312 Ponte Vedra Blvd. Ponte Vedra Beach, FL 32082

John W. Wells, Jr. 6730 Eppint Forest Way #101 Woodford, FL 32217

SERIES C-1 STOCKHOLDERS

Laurel Holdings II, L.L.C. c/o MedEquity Capital, LLC 16 Laurel Avenue, Suite 150 Wellesley Hills, MA 02481 Attention: Peter R. Gates Facsimile: 781-237-6911

Jeffrey A. Goffman 630 Ramona Drive Corona Del Mar, CA 92625

Charles J. Jacobson 2900 Hartley Road Jacksonville, FL 32257

Shyam B. Paryani, M.D.

Stockholders Agreement

8001 James Island Trail Jacksonville, FL 32256

Gordon D. Rausser 661 San Luis Road Berkeley, CA 94707

Stanley S. Trotman, Jr. 1222 Moores Hill Road Syosset, NY 11791

John W. Wells, Jr. 6730 Epping Forest Road #101 Woodford, FL 32217

Stockholders Agreement

Schedule II

ONCURE MEDICAL CORP.

INSTRUMENT OF ACCESSION

The undersigned,              , as a condition precedent to becoming the owner or holder of record of              (            ) shares of the              stock, par value $.001 per share, of OnCure Medical Corp., a Delaware corporation (the “Company”), hereby agrees to become an “Holder” under that certain Stockholders Agreement dated as of June 30, 2003 by and among the Company and other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument as of the date below written.

Signature:

(Print Name)

Address:

Date:

ACCEPTED:

ONCURE MEDICAL CORP.

By:
Name:
Title:
Date:

Stockholders Agreement